Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
GenVec, Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, No. 333-110446, and No. 333-208105) of GenVec, Inc. of our report dated March 6, 2017, with respect to the balance sheet of GenVec, Inc. as of December 31, 2016 and the related statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in GenVec’s Annual Report on Form 10-K for the year ended the December 31, 2016.
Our report dated March 6, 2017 contains an explanatory paragraph that states that GenVec, Inc. has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Dixon Hughes Goodman LLP
Baltimore, Maryland
March 6, 2017